Signing Authority
The undersigned hereby authorizes
Mark R. Townsend, Vivian Coates or
Jennifer S. Sim to sign any Form ID,
Form 3, Form 4, or Form 5 relating
to beneficial ownership and changes
in beneficial ownership of equity
securities of V.F. Corporation (the
"Company"), and any amendment
thereto, and to file the Form (with
exhibits and related documents)
with the Securities and Exchange
Commission, and submit a copy to any
securities exchange or automated
quotation system and to the Company.
This signing authority will expire
two years after the date at which
the undersigned ceases to be subject
to filing requirements under Section
16(a) under the Securities and
Exchange Act of 1934, as amended,
with respect to the Company.

/s/Carol L. Roberts
Printed Name: Carol L. Roberts
Date: October 24, 2023



Internal Use